The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes and we are not soliciting an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 16, 2026

Pricing Supplement dated July   , 2026

(To Product Supplement No. ELN-1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508

Bank of Montreal Step Down Trigger Autocallable Notes

Linked to the Least Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due on or about July 18, 2029

Investment Description

The Step Down Trigger Autocallable Notes (the “Notes”) are senior unsecured debt securities issued by Bank of Montreal (the “Issuer”) linked to the least performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index (each an “Underlier” and together the “Underliers”). If the Closing Value of each Underlier on any Observation Date is greater than or equal to its applicable Autocall Barrier, the Notes will be automatically called, and the Issuer will pay you a Call Price equal to the Principal Amount of the Notes plus a Call Return. With respect to each Observation Date prior to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Initial Underlier Value and, with respect to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Downside Threshold. No further payments will be made on the Notes once they have been automatically called, and you will not participate in any appreciation of any Underlier if the Notes are automatically called. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. However, if the Notes are not automatically called, which means that the Final Underlier Value of at least one Underlier is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the Principal Amount, if anything, resulting in a percentage loss on the Principal Amount of the Notes equal to the negative Underlier Return of the Underlier with the lowest Underlier Return (the “Least Performing Underlier”). In this case, you will have full downside exposure to the Least Performing Underlier from its Initial Underlier Value to its Final Underlier Value, and will lose a significant portion, and possibly all, of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier. The Final Underlier Value of each Underlier is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your potential return on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlier and will not receive any dividends on the securities included in any Underlier. Any payment on the Notes, including any payment of the Principal Amount at maturity, is subject to the credit of Bank of Montreal. If Bank of Montreal were to default on its payment obligations, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Automatic Call: If the Closing Value of each Underlier on any Observation Date is greater than or equal to its applicable Autocall Barrier, the Notes will be automatically called, and the Issuer will pay you a Call Price equal to the Principal Amount of the Notes plus a Call Return. With respect to each Observation Date prior to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Initial Underlier Value and, with respect to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Downside Threshold. No further payments will be made on the Notes once they have been automatically called, and you will not participate in any appreciation of any Underlier if the Notes are automatically called. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding.
❑	Contingent Downside Exposure at Maturity: If the Notes are not automatically called, which means that the Final Underlier Value of at least one Underlier is less than its Downside Threshold, the Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return of the Least Performing Underlier. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any payment of the Principal Amount at maturity, is subject to the credit of Bank of Montreal.
Key Dates[1]
Strike Date:	July 15, 2026
Trade Date:	July 16, 2026
Settlement Date:	July 17, 2026
Observation Dates[2]:	Quarterly (beginning after twelve months) (see page PS-7)
Final Valuation Date[2]:	July 16, 2029
Maturity Date[2]:	July 18, 2029
[1]	In the event that we make any changes to the expected Trade Date or Settlement Date, the other relevant dates may be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement. See “Terms of the Notes” on page PS-5 of this pricing supplement.

Notice to investors: The Notes are significantly riskier than conventional debt instruments. The Issuer is not necessarily obligated to repay the full Principal Amount of the Notes at maturity, and the Notes may have the full downside market risk of the Least Performing Underlier. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of the Issuer. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Selected Risk Considerations” beginning on page PS–9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment. The Notes will not be listed on any securities exchange.

Note Offering

We are offering Step Down Trigger Autocallable Notes linked to the least performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index. The Initial Underlier Value of each Underlier will be its Closing Value (as defined below) on the Strike Date. The Initial Underlier Value of each Underlier is not its Closing Value on the Trade Date. With respect to each Observation Date prior to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Initial Underlier Value and, with respect to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Downside Threshold. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Underlier	Call Return Rate*	Initial Underlier Value	Autocall Barrier	Downside Threshold**	CUSIP/ ISIN
Nasdaq-100 Index® (NDX)	11.64% per annum	29,502.60	As described above	20,651.82, which is 70% of its Initial Underlier Value	063929855 / US0639298555
Russell 2000® Index (RTY)		2,976.259	As described above	2,083.381, which is 70% of its Initial Underlier Value
S&P 500® Index (SPX)		7,572.40	As described above	5,300.68, which is 70% of its Initial Underlier Value

* The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. The Call Return applicable to each Observation Date is set forth under “Terms of the Notes—Call Return/Call Return Rate” in this pricing supplement.

** Rounded to two decimal places with respect to the Nasdaq-100 Index® and S&P 500® Index and rounded to three decimal places with respect to the Russell 2000® Index.

On the date of this preliminary pricing supplement, the estimated initial value of the Notes is $9.81 per Note. The estimated initial value of the Notes at pricing may differ from this value but will not be less than $9.50 per Note. However, as discussed in more detail in this pricing supplement, the actual value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in this pricing supplement.

The Notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the Notes are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The Notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The Notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these Notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Issue Price	Underwriting Discount(1)	Proceeds to Bank of Montreal
Per Note	$10.00	$0.15	$9.85
Total	$	$	$
(1)	BMO Capital Markets Corp. (“BMOCM”), our subsidiary, and UBS Financial Services Inc. (“UBS”) are the agents for the distribution of the Notes. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

UBS Financial Services Inc.	BMO Capital Markets

Estimated Value of the Notes

Our estimated initial value of the Notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the Notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the Notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the Notes is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the Notes, see “Selected Risk Considerations” below.

PS-2

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with product supplement no. ELN-1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the Notes. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004723/o321252424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PS-3

Investor Suitability

The Notes may be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Least Performing Underlier.

♦	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

♦	You believe the Closing Value of each Underlier is likely to be greater than or equal to its applicable Autocall Barrier on any Observation Date, and, if it is not, you can tolerate a loss of a significant portion or all of your investment.

♦	You understand and accept that you will not participate in any appreciation in the values of any Underlier and your potential return is limited to any Call Return paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underliers.

♦	You are willing to invest in Notes that may be automatically called early and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities included in the Underliers.

♦	You understand and are willing to accept the risks associated with each Underlier.

♦	You are willing and able to assume the credit risk of Bank of Montreal, as Issuer of the Notes, for all payments under the Notes and you understand that, if Bank of Montreal defaults on its obligations, you might not receive any amounts due to you, including any payment of the Principal Amount at maturity.

The Notes may not be appropriate for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Least Performing Underlier.

♦	You are unwilling or unable to accept the individual market risk of each Underlier or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

♦	You do not believe the Closing Value of each Underlier is likely to be greater than or equal to its applicable Autocall Barrier on any Observation Date, or you cannot tolerate a loss of a significant portion or all of your investment.

♦	You seek an investment that participates in the full appreciation of the Underliers and your potential return is not limited to any Call Return paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underliers.

♦	You are unable or unwilling to hold Notes that may be automatically called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You seek current income from this investment, or you prefer to receive any dividends paid on the securities included in the Underliers.

♦	You do not understand or are not willing to accept the risks associated with each Underlier.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are unwilling or unable to assume the credit risk of Bank of Montreal, as Issuer of the Notes, for all payments under the Notes, including any payment of the Principal Amount at maturity.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the Notes. For more information about the Underliers, please see the sections titled “The Nasdaq-100 Index®,” “The Russell 2000® Index” and “The S&P 500® Index” below.

PS-4

Terms of the Notes

Issuer:	Bank of Montreal
Original Issue Price:	100% of the Principal Amount of Notes
Principal Amount:	$10 per Note
Underliers:	The Nasdaq-100 Index® (Bloomberg ticker symbol: NDX), the Russell 2000® Index (Bloomberg ticker symbol: RTY) and the S&P 500® Index (Bloomberg ticker symbol: SPX)
Term:	Approximately 3 years, unless automatically called earlier
Automatic Call Feature:	If the Closing Value of each Underlier on any Observation Date is greater than or equal to its applicable Autocall Barrier, the Notes will be automatically called, and the Issuer will pay you a Call Price equal to the Principal Amount of the Notes plus a Call Return. With respect to each Observation Date prior to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Initial Underlier Value and, with respect to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Downside Threshold. No further payments will be made on the Notes once they have been automatically called, and you will not participate in any appreciation of any Underlier if the Notes are automatically called.
Observation Dates:	Quarterly. See “Observation Dates/Call Settlement Dates/Call Returns/Call Prices” below.
Call Settlement Date:	Quarterly. See “Observation Dates/Call Settlement Dates/Call Returns/Call Prices” below.
Call Price:	The Call Price per Note will be calculated based on the following formula: $10 + ($10 × Call Return)
Call Return/Call Return Rate:

The Call Price will be based upon the Call Return. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. The Call Return Rate is equal to 11.64% per annum.

See “Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes” on page PS-7.

Payment at Maturity:

If the Notes are not automatically called, which means that the Final Underlier Value of at least one Underlier is less than its Downside Threshold, the Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return of the Least Performing Underlier. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically called, which means that the Final Underlier Value of at least one Underlier is less than its Downside Threshold, your investment is fully exposed to the decline in the Least Performing Underlier, and you will lose a significant portion or all of your initial investment at maturity.

Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Initial Underlier Value:	With respect to each Underlier, its Closing Value on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlier Value of each Underlier is not its Closing Value on the Trade Date.
Final Underlier Value:	With respect to each Underlier, its Closing Value on the Final Valuation Date
Closing Value:	With respect to each Underlier, Closing Value has the meaning assigned to “Closing Level” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.
Autocall Barrier:	With respect to each Observation Date prior to the Final Valuation Date, for each Underlier, the Autocall Barrier is equal to its Initial Underlier Value and, with respect to the Final Valuation Date, the Autocall Barrier is equal to its Downside Threshold, as specified on the cover of this pricing supplement.
Downside Threshold:	With respect to each Underlier, 70% of its Initial Underlier Value, as specified on the cover of this pricing supplement
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

PS-5

Market Disruption Events and Postponement Provisions:

Each Observation Date (including the Final Valuation Date) is subject to postponement due to non-scheduled trading days and the occurrence of a market disruption event. In addition, a Call Settlement Date or the Maturity Date, as applicable, will be postponed if the immediately preceding Observation Date is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the Observation Dates, the Final Valuation Date, the Call Settlement Dates, and the Maturity Date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date—Notes Linked to Multiple Underliers” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Observation Date and the Final Valuation Date is a “Valuation Date” and each of the Call Settlement Date and the Maturity Date is a “Payment Date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

PS-6

Observation Dates/Call Settlement Dates/Call Returns/Call Prices

Observation Date*	Call Settlement Dates*	Call Return	Call Price
July 18, 2027	July 20, 2027	11.64%	$11.164
October 15, 2027	October 19, 2027	14.55%	$11.455
January 18, 2028	January 20, 2028	17.46%	$11.746
April 17, 2028	April 19, 2028	20.37%	$12.037
July 17, 2028	July 19, 2028	23.28%	$12.328
October 16, 2028	October 18, 2028	26.19%	$12.619
January 16, 2029	January 18, 2029	29.10%	$12.910
April 16, 2029	April 18, 2029	32.01%	$13.201
July 16, 2029 (the “Final Valuation Date”)	July 18, 2029 (the “Maturity Date”)	34.92%	$13.492
* Subject to postponement.

PS-7

Investment Timeline

Strike Date:	The Initial Underlier Value of each Underlier is observed. The Autocall Barriers and Downside Threshold for each Underlier are determined.

Observation Dates:

If the Closing Value of each Underlier on any Observation Date is greater than or equal to its applicable Autocall Barrier, the Notes will be automatically called, and the Issuer will pay you a Call Price equal to the Principal Amount of the Notes plus a Call Return. With respect to each Observation Date prior to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Initial Underlier Value and, with respect to the Final Valuation Date, the Autocall Barrier for each Underlier is equal to its Downside Threshold.

No further payments will be made on the Notes once they have been automatically called, and you will not participate in any appreciation of any Underlier if the Notes are automatically called. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding.

Maturity Date:

The Final Underlier Value of each Underlier is observed and the Underlier Return of the each Underlier is determined on the Final Valuation Date.

If the Notes are not automatically called, which means that the Final Underlier Value of at least one Underlier is less than its Downside Threshold, the Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return of the Least Performing Underlier. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically called , which means that the Final Underlier Value of at least one Underlier is less than its Downside Threshold, your investment is fully exposed to the decline in the Least Performing Underlier, and you will lose a significant portion or all of your initial investment at maturity.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your investment. You will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier. The Final Underlier Value of each Underlier is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your potential return on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlier and will not receive any dividends on the securities included in any Underlier. Any payment on the Notes, including any payment of the Principal Amount at maturity, is subject to the creditworthiness of the Issuer. If Bank of Montreal were to default on its payment obligations, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

PS-8

Selected Risk Considerations

The Notes involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the Notes in light of your particular circumstances.

Risks Relating To The Notes Generally

If The Notes Are Not Automatically Called, You Will Lose A Significant Portion, And Possibly All, Of The Principal Amount Of Your Notes At Maturity.

If the Closing Value of each Underlier on each Observation Date is less than its applicable Autocall Barrier, the Notes will not be automatically called, which means that the Final Underlier Value of at least one Underlier is less than its Downside Threshold. Therefore, you will have full downside exposure to the decrease in the value of the Least Performing Underlier from its Initial Underlier Value, and you will lose 1% of the Principal Amount for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. As a result, if the Notes are not automatically called, you will lose a significant portion, and possibly all, of the Principal Amount per Note at maturity. This is the case even if the value of the Least Performing Underlier is greater than or equal to its Initial Underlier Value or its Downside Threshold at certain times during the term of the Notes.

If the securities are not automatically called, your return on the securities will be negative, and therefore will be less than the return you would earn if you purchased a traditional interest-bearing debt security of Bank of Montreal or issued by another issuer with a similar credit rating with the same stated maturity date.

The Potential Return On The Notes Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In Any Underlier.

The potential return on the Notes is limited to the applicable Call Return, regardless of the performance of each Underlier on any Observation Date. Each Underlier may appreciate by significantly more than the percentage represented by the applicable Call Return from the Trade Date through the applicable Observation Date, in which case an investment in the Notes will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the respective Underlier. In addition, you will not receive the value of dividends or other distributions paid with respect to the securities included in any Underlier. Furthermore, if the Notes are called on an earlier Observation Date, you will receive a lower Call Return than if the securities were called on a later Observation Date, and accordingly, if the Notes are called on one of the earlier Observation Dates, you will not receive the highest potential Call Return.

The Notes Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

You are subject to the full risks of each Underlier. If any Underlier performs poorly, you will be negatively affected, even if the other Underliers perform favorably. The Notes are not linked to a basket composed of the Underliers, where the better performance of some Underliers could offset the poor performance of others. Instead, you are subject to the full risks of each Underlier on each Observation Date. Furthermore, the risk that the Notes will not be called on any Observation Date and that you will lose a substantial portion, and possibly all, of the Principal Amount at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Underlier.

You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

If the Notes are not automatically called pursuant to the Automatic Call Feature, the Final Underlier Value of the Least Performing Underlier will be less than its Downside Threshold, and the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlier. Under these circumstances, you will not benefit in any way from the performance of the better performing Underliers. The Notes may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the Underliers would be blended and the better performing Underliers could offset the poor performance of other Underliers.

You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the Notes, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that one of the Underliers will be performing poorly at any time over the term of the Notes. All that is necessary for the Notes to perform poorly is for one of the Underliers to perform poorly; the performance of the better performing Underliers is not relevant to your return on the Notes. It is impossible to predict what the relationship among the Underliers will be over the term of the Notes. To the extent the Underliers represent a different equity market, such equity markets may not perform similarly over the term of the Notes.

PS-9

You Will Be Subject To Reinvestment Risk.

If your Notes are automatically called, the term of the Notes may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to maturity.

Higher Call Returns And/Or A Lower Downside Threshold And/Or Autocall Barrier Are Associated With Greater Risk.

The Notes offer the potential to receive a Call Return that reflects a Call Return Rate that is higher than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential Call Returns are associated with greater levels of expected risk as of the Trade Date as compared to conventional debt securities, including the risk that the Notes will not be automatically called, which means that you will lose a substantial portion, and possibly all, of the Principal Amount at maturity. The volatility of the Underliers and the correlation among the Underliers are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underliers tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underliers or lower expected correlation among the Underliers as of the Trade Date may result in higher Call Returns and/or a lower Downside Threshold and/or Autocall Barrier, but it also represents a greater expected likelihood as of the Trade Date that the Closing Value of at least one Underlier will be less than its Autocall Barrier on each Observation Date, such that the Notes will not be automatically called for the applicable Call Return and you will lose a substantial portion, and possibly all, of the Principal Amount at maturity. In general, the higher the Call Returns are relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that the Notes will not be automatically called and that you will lose a substantial portion, and possibly all, of the Principal Amount at maturity. On the other hand, a lower Downside Threshold and Autocall Barrier does not necessarily indicate that the Notes have a greater likelihood of being called or returning your principal at maturity.

Contingent Repayment Of Your Initial Investment Applies Only At Maturity Or Upon Any Automatic Call.

You should be willing to hold your Notes to maturity or any automatic call. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a substantial loss relative to your initial investment, even if the value of any or each Underlier is greater than its Downside Threshold at the time of such sale.

The Notes Do Not Pay Interest.

The Notes will not pay any interest. Accordingly, you should not invest in the Notes if you seek current income during the term of the Notes.

The Notes Are Subject To Credit Risk.

The Notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the Notes are subject to our creditworthiness and you will have no ability to pursue any securities included in any Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the Notes and, in the event we were to default on our obligations under the Notes, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the Notes. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the Notes, possibly retroactively.

You should review carefully the sections of this pricing supplement and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Maturity Date Will Be Postponed If The Final Valuation Date Is Postponed.

The Final Valuation Date will be postponed if the originally scheduled Final Valuation Date is not a scheduled trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date. If such a postponement occurs, the Maturity Date will be postponed. See “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date—Notes Linked to Multiple Underliers” and “—Payment Dates” in the accompanying product supplement.

PS-10

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Estimated Value Of The Notes On The Trade Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Issue Price.

Our initial estimated value of the Notes is only an estimate, and is based on a number of factors. The Original Issue Price of the Notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the Notes are included in the Original Issue Price, but are not included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the Notes through one or more hedge counterparties (which may be one or more of our affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the Notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the Notes are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which We, BMOCM Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

Our initial estimated value of the Notes is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility and correlation of the Underliers, dividend rates and interest rates. Different pricing models and assumptions, including those used by other market participants, could provide values for the Notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Trade Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Trade Date, the value of the Notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which we, BMOCM or any other party would be willing to purchase the Notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we, BMOCM or any other party would be willing to buy your Notes in any secondary market at any time.

For a period of approximately 5 months following issuance of the Notes, the price, if any, at which we or our affiliates would be willing to buy the Notes from investors, and the value that BMOCM may also publish for the Notes through one or more financial information vendors and which could be indicated for the Notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the Notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the Notes and (b) any underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the 5-month period.

The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The payout on the Notes could be replicated by a hypothetical combination of financial instruments consisting of a fixed-income debt component and one or more derivative transactions. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the Notes at issuance and the value of the Notes prior to maturity.

The value of the Notes prior to maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the Notes: performance of the Underliers; interest rates; volatility of the Underliers; correlation among the Underliers; time remaining to maturity; and dividend yields on the securities included in the Underliers. When we refer to the “value” of your Notes, we mean the value you could receive for your Notes if you are able to sell them in the open market before the Maturity Date.

In addition to these factors, the value of the Notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as a change in the value of any or all of the Underliers. Because numerous factors are expected to affect the value of the Notes, changes in the values of the Underliers may not result in a comparable change in the value of the Notes.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The Notes will not be listed or displayed on any securities exchange. Although BMOCM and/or its affiliates intend to make a secondary market in relation to the Notes, they are not obligated to do so. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which BMOCM is willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity.

PS-11

Risks Relating To The Underliers

Whether The Notes Will Be Automatically Called And The Payment At Maturity Will Depend Upon The Performance Of The Underliers And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Underliers. Investing in the Notes is not equivalent to investing in the Underliers. As an investor in the Notes, your return will not reflect the return you would realize if you actually owned and held the securities included in each Underlier for a period similar to the term of the Notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the Notes, you will not have any voting rights or any other rights that holders of the securities included in the Underliers would have.

•	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Notes.

•	Changes That Affect The Underliers May Adversely Affect The Value Of The Notes, Whether The Notes Will Be Automatically Called And The Payment At Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underliers.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

The Notes Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Nasdaq-100 Index®.

Because some of the equity securities composing the Nasdaq-100 Index® are issued by non-U.S. issuers, an investment in the Notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Nasdaq-100 Index® Has Recently Undergone Significant Methodology Changes And, As A Result, The Nasdaq-100 Index® May Perform Differently Than It Would Have Performed Under Its Prior Methodology.

Nasdaq, Inc. recently implemented significant changes to the methodology of the Nasdaq-100 Index®, effective May 1, 2026. These changes include, among other things, changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. The updated methodology also provides for quarterly reviews in March, June and September under which certain constituents may be removed and replaced and certain additional companies may be added without requiring a corresponding removal, which may temporarily increase the number of constituents of the Nasdaq-100 Index® above 100.

When evaluating the historical performance of the Nasdaq-100 Index® included in this pricing supplement, you should bear in mind that the historical performance of the Nasdaq-100 Index® prior to the implementation of these methodology changes reflects the performance of the Nasdaq-100 Index® under its prior methodology. The historical performance of the Nasdaq-100 Index® might have been meaningfully different had the updated methodology been in effect during the historical period shown.

The Notes Are Subject To Small-Capitalization Companies Risk With Respect To The Russell 2000® Index.

The Russell 2000® Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

PS-12

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the Notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the Notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the Notes, and in so doing they will have no obligation to consider your interests as an investor in the Notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the Notes.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the Notes. BMOCM, which is our affiliate, will be the calculation agent for the Notes. As calculation agent, BMOCM will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the Notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” and “—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the Notes, and BMOCM’s determinations as calculation agent may adversely affect your return on the Notes.

•	The estimated value of the Notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the Notes and may adversely affect the values of the Underliers.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Underliers may adversely affect the values of the Underliers.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the Notes to you.

PS-13

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon an automatic call or at maturity for a $10 Principal Amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Initial Underlier Values, Autocall Barriers, Call Return Rate or Downside Thresholds. The hypothetical Initial Underlier Value of 100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value for any Underlier. The actual Initial Underlier Values, Autocall Barriers, Call Return Rate and Downside Thresholds are set forth on the cover page and under “Terms of the Notes” above. For actual historical data of the Underliers, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. In these examples, we refer to the Nasdaq-100® Index, the Russell 2000® Index and the S&P 500® Index as the “NDX Index,” the “RTY Index” and the “SPX Index,” respectively.

Hypothetical Initial Underlier Value:	For each Underlier, 100.00
Hypothetical Downside Threshold:	For each Underlier, 90.00 (90% of its hypothetical Initial Underlier Value)
Hypothetical Autocall Barrier:	With respect to each Observation Date prior to the Final Valuation Date, for each Underlier, 100.00 (100% of the hypothetical Initial Underlier Value) and, with respect to the Final Valuation Date, for each Underlier, its hypothetical Downside Threshold
Hypothetical Call Return Rate:	5.00% per annum
Observation Dates:	Quarterly (beginning after 12 months)
Term:	Approximately 3 years

Example 1 – Notes Are Automatically Called on the First Observation Date

Date	Closing Value	Payment (per Note)
First Observation Date	NDX Index: 110.00 RTY Index:115.00 SPX Index:120.00	Closing Value of each Underlier at or above its applicable Autocall Barrier; Notes are automatically called; Issuer pays the Call Price applicable to the first Observation Date on the related Call Settlement Date.
Call Price (per Note):	$10.50
Total Return:	5.00%

Because the Closing Value of each Underlier is greater than or equal to its applicable Autocall Barrier on the First Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the related Call Settlement Date a Call Price of $10.50 per Note for a total return of 5.00% on the Notes. No further amounts will be owed to you under the Notes.

As indicated in this example, any positive return on the Notes will not exceed the Call Price with respect to the applicable Observation Date, regardless of any appreciation of any Underlier, which may be significant.

PS-14

Example 2 – Notes Are Automatically Called on the Final Valuation Date

Date	Closing Value	Payment (per Note)
First Observation Date	NDX Index: 120.00 RTY Index: 90.00 SPX Index: 105.00	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Second Observation Date	NDX Index: 115.00 RTY Index: 95.00 SPX Index: 110.00	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Third Observation Date	NDX Index: 110.00 RTY Index: 95.00 SPX Index: 115.00	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Fourth to Eighth Observation Dates	Various (at least one Underlier below its applicable Autocall Barrier)	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Ninth Observation Date (the Final Valuation Date)	NDX Index: 95.00 RTY Index: 105.00 SPX Index: 110.00	Final Underlier Value of each Underlier at or above its Downside Threshold Value; Notes are automatically called; Issuer pays the Call Price applicable to the Final Valuation Date on the Maturity Date.
Call Price (per Note):	$11.50
Total Return:	15.00%

In this example, the Notes are not automatically called prior to the Final Valuation Date because the Closing Value of at least one Underlier on each Observation Date preceding the Final Valuation Date is less than its applicable Autocall Barrier.

However, because the Final Underlier Value of each Underlier is greater than or equal to its Downside Threshold Value, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Maturity Date a Call Price of $11.50 per Note for a total return of 15.00% on the Notes.

PS-15

Example 3 – Notes Are NOT Automatically Called

Date	Closing Value	Payment (per Note)
First Observation Date	NDX Index: 75.00 RTY Index: 105.00 SPX Index: 110.00	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Second Observation Date	NDX Index: 80.00 RTY Index: 115.00 SPX Index: 120.00	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Third Observation Date	NDX Index: 85.00 RTY Index: 95.00 SPX Index: 110.00	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Fourth to Eighth Observation Dates	Various (at least one Underlier below its applicable Autocall Barrier)	Closing Value of at least one Underlier below its applicable Autocall Barrier; Notes NOT automatically called
Ninth Observation Date(the Final Valuation Date)	NDX Index: 125.00 RTY Index: 110.00 SPX Index: 50.00	Final Underlier Value of at least one Underlier below its applicable Autocall Barrier on the Final Valuation Date, which is equal to its Downside Threshold; Notes NOT automatically called. The Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return.
Payment at Maturity (per Note):	$5.00
Total Return:	-50.00%

In this example, the Notes are not automatically called prior to the Final Valuation Date because the Closing Value of at least one Underlier on each Observation Date preceding the Final Valuation Date is less than its Initial Underlier Value.

In addition, the Notes are not automatically called on the Final Valuation Date because the Final Underlier Value of at least one Underlier on the Final Valuation Date is less than its Autocall Barrier on the Final Valuation Date, which is equal to its Downside Threshold. Because the Final Underlier Value of at least one Underlier is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $5.00 per Note, for a total return of -50.00% on the Notes, calculated as follows:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

Step 1: Calculate the Underlier Return of each Underlier:

Underlier Return of the NDX Index:

Final Underlier Value – Initial Underlier Value	=	125.00 – 100.00	= 25.00%
Initial Underlier Value		100.00

Underlier Return of the RTY Index:

Final Underlier Value – Initial Underlier Value	=	110.00 – 100.00	= 10.00%
Initial Underlier Value		100.00

Underlier Return of the SPX Index:

Final Underlier Value – Initial Underlier Value	=	50.00 – 100.00	= -50.00%
Initial Underlier Value		100.00

Step 2: Determine the Least Performing Underlier. The SPX Index is the Underlier with the lowest Underlier Return and is, therefore, the Least Performing Underlier.

Step 3: Calculate the Payment at Maturity:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

$10 + ($10 × -50.00%) = $5.00

If the Notes are not automatically called, which means that the Final Underlier Value of at least Underlier is less than its Autocall Barrier on the Final Valuation Date, which is equal to its Downside Threshold, the Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return of the Least Performing Underlier. In this case, you will have full downside exposure to the Least Performing Underlier from its Initial Underlier Value to its Final Underlier Value, and will lose a significant portion, and possibly all, of your investment.

PS-16

The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Nasdaq-100 Index®, see “Description of Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent inconsistent. Information about the Nasdaq-100 Index® may be obtained from other sources including, but not limited to, the Nasdaq-100 Index® sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Nasdaq-100 Index® is accurate or complete.

For purposes of constituent selection, Nasdaq now uses “Full Market Capitalization.” For direct (non-ADR) listings and companies represented by a Primary ADR, Full Market Capitalization includes both listed and unlisted shares; for companies represented by a Non-Primary ADR, Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of determining constituent weights, Nasdaq now uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares. In addition, there is no longer a minimum free float requirement for inclusion in the Nasdaq-100 Index®, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also permits certain large companies to be added to the Nasdaq-100 Index® on an expedited basis through a “Fast Entry” process if their Full Market Capitalization ranks within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the Nasdaq-100 Index® above 100. In addition, the updated methodology provides for quarterly reviews in March, June and September, under which Index Shares are adjusted for changes in TSO, Index Shares of low-float securities are adjusted to reflect changes in float, constituents ranked by Full Market Capitalization outside the top 125 will be removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through Fast Entry, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

Historical Information

We obtained the closing levels of the Nasdaq-100 Index® in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing levels of the Nasdaq-100 Index® for the period from January 4, 2021 to July 15, 2026. The closing level on July 15, 2026 was 29,502.60. The historical performance of the Nasdaq-100 Index® should not be taken as an indication of its future performance during the term of the Notes.

PS-17

The Russell 2000® Index

The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Russell 2000® Index, see “Description of Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Russell 2000® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the Russell 2000® Index for the period from January 4, 2021 to July 15, 2026. The closing level on July 15, 2026 was 2,976.259. The historical performance of the Russell 2000® Index should not be taken as an indication of its future performance during the term of the Notes.

PS-18

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Description of Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the S&P 500® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the S&P 500® Index for the period from January 4, 2021 to July 15, 2026. The closing level on July 15, 2026 was 7,572.40. The historical performance of the S&P 500® Index should not be taken as an indication of its future performance during the term of the Notes.

PS-19

Correlation of the Underliers

The following graph sets forth the historical performances of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index from January 4, 2021 through July 15, 2026, based on the daily closing levels of the Underliers. For comparison purposes, each Underlier has been normalized to have a closing level of 100.00 on January 4, 2021 by dividing the closing level of that Underlier on each day by the closing level of that Underlier on January 4, 2021 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. The historical performance of the Underliers should not be taken as an indication of their future performance during the term of the Notes.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLIERS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underliers represents a statistical measurement of the degree to which the returns of those Underliers were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underliers is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underliers are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underliers) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlier increases, the value of the other Underlier decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underliers over a given period, the more positively correlated those Underliers are. The graph above illustrates the historical performance of each Underlier relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlier has historically been to each other. However, the graph does not provide a precise measurement of the correlation of the Underliers. Moreover, any historical correlation of the Underliers is not indicative of the degree of correlation of the Underliers, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underliers, the less likely it is that the Underliers will move in the same direction at the same time and, therefore, the greater the potential for one of the Underliers to close below its applicable Autocall Barrier on any Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underliers are, the greater the likelihood that at least one of the Underliers will decrease in value. However, even if the Underliers have a higher positive correlation, one or more of the Underliers might close below its applicable Autocall Barrier on each Observation Date, as the Underliers may decrease in value together.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underliers, which reflects a greater potential for a loss on your investment at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underliers over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

PS-20

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PS-21

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation in the final pricing supplement. Assuming this treatment of the Notes is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions” in the accompanying product supplement.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Notes. If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the Notes may be treated as contingent payment debt instruments, which among other things would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on the terms of the Notes and current market conditions, we expect that the Notes will not have a delta of one with respect to any underlying security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the Notes.

Both U.S. and non-U.S. investors considering an investment in the Notes should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

BMOCM, our subsidiary, and UBS are the agents for the distribution of the Notes and will purchase the Notes at the Original Issue Price less the underwriting discount specified on the cover page of this pricing supplement. UBS may sell all or part of the Notes that it purchases from us to investors at the Original Issue Price, or to its affiliates at the Original Issue Price less a concession not in excess of the underwriting discount.

We expect to hedge our obligations through one or more hedge counterparties (which may be one or more of our affiliates). BMOCM or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the Notes.

Although BMOCM and/or its affiliates intend to make a secondary market in relation to the Notes, they are not obligated to do so. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

For a period of approximately 5 months following issuance of the Notes, the price, if any, at which we or our affiliates would be willing to buy the Notes from investors, and the value that BMOCM may also publish for the Notes through one or more financial information vendors and which could be indicated for the Notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the Notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the Notes and (b) any underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the 5-month period.

We may use this pricing supplement in the initial sale of the Notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

See “Supplemental Plan of Distribution” in the accompanying product supplement, “Supplemental Plan of Distribution (Conflicts of Interest) in the accompanying prospectus supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus for more information.

Approved Jurisdictions:

In accordance with and subject to an agent accession agreement between the Issuer and UBS, UBS will not offer, sell or deliver the Notes in any jurisdiction other than the United States and the following jurisdictions: Argentina, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Islands, Cayman Islands, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, European Economic Area, Guatemala, Honduras, Hong Kong, Israel, Mexico, Panama, Paraguay, Peru and Uruguay.

UBS will comply with the non-U.S. selling restrictions applicable to the above jurisdictions set forth below and in the accompanying product supplement:

Notice to Prospective Investors in Argentina

The Notes are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the Notes in Argentina. The contents of this pricing supplement and the related product supplement, any accompanying underlying supplement, the prospectus supplement and the prospectus have not been reviewed by the Argentine Comisión Nacional de Valores.

Notice to Prospective Investors in Brazil

The Notes have not been, and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the Notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the Notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the Notes is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the Notes to the public in Brazil. Persons wishing to offer or acquire the Notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

Notice to Prospective Investors in Chile

Neither the Issuer nor the Notes have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement (and the related product supplement, any accompanying underlying supplement, the prospectus supplement and the prospectus) do not constitute an offer of, or an invitation to subscribe for or purchase, the Notes in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

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Notice to Prospective Investors in the Dominican Republic

Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The Notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the Notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Prohibition of Sales to European Economic Area Retail Investors

The Notes will not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in Hong Kong

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Please note that (1) the Notes may not be offered or sold in Hong Kong by means of this document or any other document other than: (i) to “professional investors” within the meaning of Part 1 of Schedule 1 to the Securities and Futures Ordinance of Hong Kong (Cap. 571) (SFO) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (“CWUMPO”) or which do not constitute an offer or invitation to the public for the purposes of the CWUMPO or the SFO, and (2) no person shall issue, or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes which is directed at, or the contents of which are likely to be assessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to such “professional investors” (as set out above).

Notice to Prospective Investors in Panama

The Notes have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The Notes do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Notice to Prospective Investors in Paraguay

The sale of the Notes qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The Notes must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The Notes are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) or the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed Notes are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the Notes.

Notice to Prospective Investors in Peru

The Notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the Notes may not be offered or sold, directly or indirectly, nor may this pricing supplement or the related product supplement, any accompanying underlying supplement, the prospectus supplement, the prospectus or any other material relating to the Notes be distributed or caused to be distributed in Peru to the general public. The Notes may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

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Notice to Prospective Investors in Uruguay

The sale of the Notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The Notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The Notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

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